Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and effective as of this _16th_ day of _January_, 2008, by and among United Security Bank, a California state-chartered bank (“Bank”), and United Security Bancshares, a California corporation (‘Bancshares”), (collectively “Company”) and Dennis R. Woods (“Employee”), with respect to the following facts:

A.
The Company desires to be assured of the continued association and services of Employee in order to take advantage of his experience, knowledge and abilities in the Company’s business, and further desires to employ Employee.

B.	The Employee desires to be so employed, on the terms and conditions set forth in this Agreement.

C.	The Company and Employee desire to amend and restate the Agreement to conform with Section 409A of the Internal Revenue Code of 1986, as amended.

 ACCORDINGLY, on the basis of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.	EMPLOYMENT

           1.1              Employment and Effective Date. The Company hereby employs Employee as the President and Chief Executive Officer of Bancshares and Bank, and Employee hereby accepts such employment, on the terms and conditions set forth below, to perform during the term of the Agreement such services as are required hereunder.

The effective date of this Agreement shall be the date of execution by both parties hereof; provided, however, that the term shall commence January 1, 2006. (See paragraph 3.1, below.)

           1.2              Duties. Employee shall render such management services to Company, and shall perform such duties and acts, in each case consistent with his position as President and Chief Executive Officer, as reasonably may be required by the Company’s Boards of Directors (collectively “Board”) in connection with any aspect of the Company’s business. Employee will have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

            1.3             Service to Others. During the period in which Employee is employed by Company, Employee shall devote substantially all of his productive time, ability and attention to, and shall diligently and conscientiously use his best efforts to further, the Company’s business, and shall not, without the prior written consent of the Board, perform such services for any person other than the Company, which would materially interfere with the performance of his duties hereunder. Notwithstanding the foregoing provisions of this paragraph 1.3, while Employee is employed by Company, he may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not inhibit or prohibit the performance of Employee’s duties under this Agreement, or conflict in any material way with the business or interests of the Company; provided, however, that Employee shall report to the Board on an annual basis all positions held with any other business, civic or charitable organization.

1.4             Place of Performance. In connection with his employment with Company, Employee will be based at the principal executive offices of the Company, located in Fresno, California.

2.	COMPENSATION

            2.1          Compensation. As consideration for the services which Employee renders hereunder, Employee shall be entitled to the following:

  (a)        Effective January 1, 2006, an annual base salary of $360,000, less federal and state income tax withholding and other applicable payroll withholdings, payable in installments consistent with the payment practices generally applicable to employees of the Company; provided, however, that such annual base salary may be increased as determined solely by the Board at an evaluation meeting to be held during the first quarter of each year of this Agreement.

  (b)        Executive Incentive Compensation. In general, the Company believes that superior performance of Executive should be rewarded and encouraged by incentive compensation. Executive shall be entitled each year of this Agreement to four percent (4%) of the after tax net income of the Company as reported yearly on a consolidated basis for each year of the term of employment. Such incentive compensation is subject to the Bank receiving satisfactory CAMEL ratings on both the Safety and Soundness Examinations and the Compliance Examinations that are the most recent as of the payment of such incentive compensation. Subject to the foregoing, Executive shall be authorized to receive a draw on the incentive compensation on a quarterly basis throughout the year. During the term of this Agreement, Employee may be paid up to 20% of the expected annual incentive compensation following the filing of the 10-Q for each respective quarter based on the unaudited quarterly results as contained in the Bancshares’ 10-Q for that quarter, with a true up and final payment at the time of the finalization of the year end financial statements of the Company. However no quarterly payment as described above, shall exceed 25% of the expected annual incentive compensation pursuant to Bancshares budget. The year-end payment shall be conditioned upon the receipt of the audited financial statement for the Company for the year-end. If the Company does not realize net income in a quarter then Executive shall not be authorized to receive incentive compensation for that quarter. In the event that Company has over advanced on the incentive compensation to Executive in any year, then Executive’s incentive compensation for the following year shall be reduced by the amount of the over advanced and Executive shall not be entitled to any quarterly advances on the incentive compensation until the over advance is repaid in its entirety through the net income of the Company. The payment of this incentive compensation for any calendar year during the term shall be paid no later than the 15th day of the third month following the end of the calendar year for which it was earned, except as may be delayed because of certain unforeseeable events as set forth in the final regulations promulgated under Section 409A of the Code.

  (c)        Bancshares has granted Employee stock options to acquire 25,000 shares of Bancshares common stock effective February 6, 2006 at closing price of February 6, 2006. The Board may grant Employee additional stock options as determined solely by the Board at an evaluation meeting to be held during the first quarter of each year of this Agreement.

  (d)        In addition to any other benefits agreements specific to Employee, participation in all benefit plans or programs sponsored by Company, including, without limitation, participation in any group health, medical reimbursement, dental, disability, accidental death or dismemberment or life insurance plan (the costs, including premiums, of which shall by paid exclusively by Company), vacation and sick leave; provided that the plan and programs shall be maintained by Company on terms no less favorable to Employee than those plans and programs in effect on the date hereof.

  (e)        Reimbursement of reasonable and documented expenses incurred by Employee from time to time in the performance of his duties hereunder including but not limited to entertainment, meals, travel, cellular phone, and expenses associated with participation on Company’s Board of Directors.

  (f)          Six (6) weeks paid vacation per year, and all paid holidays observed by Company during the first year of this Agreement. During the second year, six (6) weeks and two (2) days paid vacation per year, and all paid holidays observed by Company during the second year of this Agreement. During the third year and successive years, seven (7) weeks paid vacation per year, and all paid holidays observed by Company during the third year of this Agreement. In scheduling vacations, Employee shall take into consideration the needs and activities of the Company.

  (g)        Use of a Bank owned automobile for business and personal use, together with all reasonable expenses for insurance, fuel, maintenance, repair and registration. Employee shall keep a log detailing personal use of such automobile and shall have included in his Form 1099, the value of such personal use.

  (h)        All initiation fees and membership dues associated with the Employee’s membership in the San Joaquin Country Club.

  (i)         The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless Employee and his heirs, estate, executors and administrators against any costs, losses, claims, suites proceedings, damages or liabilities to which Employee may become subject which arise out of, are based upon or relate to Employee’s employment by Company (and any predecessor to Company), or the Employee’s service as an officer or member of the Board of Directors of Company (or any predecessor to Company), including without limitation the advance of legal or other expenses reasonably incurred by Employee in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities, provided that any reimbursement provided by this Section 2.1(i) to Employee for costs or legal fees arising out of claims made against Employee shall be subject to Section 5.12 herein. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and Employee shall be covered under such insurance to the same extent as other senior management employees of the Company.

  Not withstanding anything to the contrary contained herein, Employee shall not be entitled to the payment of any severance benefit to the extent that such payment shall be deemed a “golden parachute payment” as defined in Section 359. l(f) of the Federal Deposit Insurance Corporation Rules and Regulations.

2.2              Illness. Subject to the limitations contained in paragraph 3.2, if Employee shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness that do not result in total disability, he shall continue to receive all payments provided in this Agreement; provided, however, that any such payments may, at the sole option of the Company, be reduced by any amount that the Employee receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Company or under government programs.

2.3              Key Man and Disability Insurance. The Company shall have the right to obtain and hold a “keyman” life insurance policy on the life of Employee and/or a disability insurance policy with the Company as the beneficiary of the policy. Employee agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

3.	TERM OF EMPLOYMENT AND TERMINATION

3.1            Term. Unless sooner terminated pursuant to paragraph 3.2 of this Agreement, the term of employment hereunder shall be for a three year period commencing January 1, 2006. The term shall be automatically extended at the end of each year for an additional year so that at all times this Agreement shall be for a term of three years unless either party provides written notice of nonrenewal of this Agreement to the other party prior to January 1 of the next year.

3.2             Duties Upon Termination.

  (a)        In the event that employment under this Agreement is terminated, neither Company nor Employee shall have any remaining duties or obligations hereunder, except that (i) Employee shall continue to be bound by paragraph 4 of this Agreement and (ii) in the event that such employment is terminated (A) by Company for any reason other than “for cause” (as defined below) or (B) by Employee with “just reason” (as defined below), the Company shall pay or provide to Employee, or his estate, (I) a lump sum payment, not later than 5 days after such termination of employment except as required to be delayed pursuant to Section 5.12 herein, equal to 24 months of Employee’s then base salary at the time of termination and (II) participation in all benefit plans and programs sponsored by the Company for executive officers in general, all as set forth in paragraph 2.1(d) for 24 months following termination.

  (b)       The Company shall be deemed to have terminated the employment of Employee “for cause” if, but only if, such termination (i) shall result solely from Employee’s continued and willful failure or refusal to substantially perform his duties in accordance with the terms of this Agreement and shall have been approved by the Board; provided, however, that the Employee first shall have received written notice specifying the acts or omissions alleged to constitute such failure or refusal and such failure or refusal continues after the Employee shall have had reasonable opportunity (but in no event less than thirty (30) days) to correct the same; (ii) Employee is subject to removal proceedings brought by a bank regulatory authority; or (iii) Employee is formally charged with a felony involving dishonesty or moral turpitude; provided, however, that in the case of clause (ii) next above, if the removal proceeding is unsuccessful, or in the case of clause (iii) next above, if the Employee is not convicted of the felony, Employee shall not be treated as having been terminated “for cause” and shall be entitled to prompt payment of all amounts described in paragraph 3.2(a)(ii). For purposes of this subparagraph (b), no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

  (c)        Employee shall be deemed to have terminated his employment with “just reason” if such termination shall result, in whole or in part, from any of the following events:

(i)	the breach by the Company of any material provision of this Agreement;

(ii)	receipt by the Employee of a notice from the Company that the Company intends to terminate employment under this Agreement;

(iii)	the failure of a successor or assign of the Company’s rights under this Agreement to assume the Company’s duties hereunder;

(iv)	the Company directs Employee to perform any unlawful act;

(v)	the Employee ceases to be a member of the Board;

(vi)	the Employee’s duties are materially reduced;

(vii)	a relocation of Employee’s principal place of employment by more than 20 miles from downtown Fresno, California;

(viii)	liquidation or dissolution of Bank; or

(ix)	the death or total disability of the Employee.

  (d)       The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to Employee under this Agreement any amounts owed to the Company by Employee, any amounts earned by Employee in other employment after termination of his employment with Company, or any amounts which might have been earned by Employee in other employment had he sought such other employment.

  (e)        Without limiting any other remedies available to the Company, the payments to be made under this paragraph 3.2 after termination of Employee shall be subject to the Employee’s execution of a release agreement satisfactory to the Company and the Employee’s continued compliance with such agreement. Such release agreement shall contain, but not be limited to, provisions that (i) Employee shall not disparage Company; (ii) Employee shall not, for a period of one (1) year following termination, solicit or attempt to solicit, directly or indirectly any employee or customer of the Company; and (iii) Employee shall not, directly or indirectly, be employed by, be connected with, or have an interest of any kind in, any person or entity owning managing, controlling, operating, or otherwise participating or assisting in any business that is similar to or in competition with Company or any of its affiliates, within a 20 mile radius of any location where the Company or any subsidiary or parent thereof has a place of business.

3.3            Change of Control. The following Section 3.3 will not be effective until January 22, 2007, at which time Employee’s Change in Control Agreement with the Bank expires. From the date of this Agreement through January 22, 2007, Employee’s Change in Control Agreement with the Bank shall remain in place and shall not be superceded by this Agreement. A “Change in Control” shall mean the earliest occurrence of one of the following events:

A.             A Change In Ownership of Bancshares or the Bank.

 A change in ownership of Bancshares or the Bank occurs on the date that any person (or group of persons) acquires ownership of stock of Bancshares or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Bancshares or the Bank, respectively.

B.              A Change in Effective Control of Bancshares or the Bank.

  A change in effective control of Bancshares or the Bank occurs on the date that:

1.  Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Bancshares or the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of Bancshares or the Bank, respectively; or

2.  A majority of members of Bancshares’ or Bank’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of Bancshares’ or the Bank’s Board, respectively prior to the date of the appointment or election.

C.  A Change in Ownership of a Substantial Portion of Bancshares’ or the Bank’s Assets.

 A change in the ownership of a substantial portion of Bancshares’ or the Bank’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Bancshares or the Bank, respectively that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of Bancshares or the Bank, respectively immediately prior to such acquisition or acquisitions.

  For the purpose of this Agreement, transfers of the outstanding voting securities of Bancshares or the Bank made on account of deaths or gifts, transfers between family members, former spouses or transfers to a qualified retirement plan maintained by the Bancshares or the Bank shall not be considered in determining whether there has been a Change in Control.

                  In the event of a Change of Control and subject to Section 5.12 herein, Employee shall be paid a lump sum amount in cash equal to three times the average of the last three (3) years of Employee’s total compensation, inclusive of Employee’s base annual salary and all incentive compensation immediately following the date of consummation of the Change of Control. The Company and Employee acknowledge that limitations on deductibility of the Change of Control payment herein for federal income tax purposes may be imposed under, but not limited to Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and any successor to Section 280G of the Code. The Change of Control payment pursuant to the application of this Section 3.3 shall be limited to such amount that results in the greatest amount of the Change in Control payment that is deductible by the Company for federal income tax purposes after taking into account all other compensation payments to or for the benefit of the Employee that are included in determining the deductibility of such payments under Section 280G of the Code or any successor to Section 280G of the Code. In the event that prior to the application of this Section 3.3, all other compensation payments to or for the benefit of Employee results in the limitation of the deductibility by the Company of such payments under Section 280G or any successor to Section 280G of the Code, then no payment shall be made pursuant this Section 3.3.

3.4             Resignation. Employee shall provide at least ninety days notice of resignation from employment. Company shall have the authority to waive such notice.

4.	TRADE SECRETS

     4.1           Trade Secrets. Employee shall not, without the prior written consent of the Board in each instance, disclose or use in any way, during the term of his employment by the Company and for one (1) year thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret of the Company acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him (collectively, the “Trade Secrets”) including, without limitation, any information concerning customer lists, products, procedures, operations, investments, financing, costs, employees, accounting, marketing, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product, service or business of the Company, other than information which is generally known in the industry in which the Company transacts business or is acquired from public sources; all of which Trade Secrets are the exclusive and valuable property of the Company; provided, however, that, following termination of employment, Employee shall be entitled to retain a copy of any rolodex or other compilation maintained by him of the names of business contacts with their addresses, telephone numbers and similar information.

 4.2            Tangible Items. All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company, other than a merely personal item, whether of a public nature or not, and whether prepared by the Employee or not, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without the prior written consent of the Board in each instance, and the same shall be promptly returned to the Company by Employee on the expiration or termination of this employment by the Company or at any time prior thereto upon the request of the Company.

 4.3            Injunctive Relief. Employee hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of this paragraph 4 and, accordingly, that the Company shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

                4.4             “Company”. For the purposes of this paragraph 4 of the Agreement only, the term “Company” shall include United Security Bank, United Security Bancshares, their successors, assigns and nominees, and all individuals, corporations and other entities that directly, or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.

5.	MISCELLANEOUS

5.1             Severable Provisions. The provisions of this Agreement are severable, and if any one or more provision may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

5.2             Successors and Assigns. All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, neither the Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by Employee without the prior written consent of the Board in each instance.

5.3             Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed within that State.

                5.4             Headings. Paragraph and subparagraph headings are not to be considered part of the Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of the Agreement or the intent of any provisions hereof.

5.5             Entire Agreement. The Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, relating to the subject matter of the Agreement, except as expressly stated in Section 3.3. No supplement, modification, waiver or termination of the Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of the Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.6             Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telecopier, when such notice or other communication is transmitted to the telecopier number specified below and the appropriate answerback confirmation is received. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

                5.7            Attorneys’ Fees. In the event either party takes legal action to enforce any of the terms of the Agreement, the unsuccessful party to such action shall pay the successful party to such action shall pay the successful party’s expenses, including attorneys’ fees, incurred in such action.

                5.8             Third Parties. Nothing in the Agreement, expressed or implied, is intended to confer upon any person other than the Company or the Employee any rights or remedies under or by reason of the Agreement.

                5.9            Arbitration. Any controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be referred to arbitration before the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of California. The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of California and, if the place of arbitration cannot be agreed upon, arbitration shall be conducted in Anaheim. The parties hereto agree to accept the decision of the board of arbitrators, and judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof. Neither party shall institute a proceeding hereunder until that party has furnished to the other party, by registered mail, at least thirty (30) days’ prior written notice of its intent to do so.

                5.10           Construction. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by the parties. Each party hereto acknowledges that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

                5.11           Consent to Jurisdiction. Subject to paragraph 5.9, each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Fresno over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subjection to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment and (iv) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to paragraph 5.6. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

5.12           Compliance with Section 409A of the Code. If the Employee is a key employee of the Company as defined in Section 416(i) (without regard to paragraph 5 thereof) of the Code and if any stock of the Company is publicly traded on an established securities market or otherwise, then the benefit payments to Employee pursuant to Section 3.2 and Section 3.3 of this Agreement following Employee’s Separation of Service for any reason other than death shall be deferred for a period of at least six months after the date of Separation of Service at which time the first payment of such benefit payment shall on the first day of the seventh month following the date of Employee’s Separation of Service and be equal to the amount of payments that would have otherwise been paid to Employee if Employee were not a key employee.

  The term “Separation from Service” means the termination of the Employee’s employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Employee’s employment and whether the Company and the Employee intended for the Employee to provide significant services for the Employer following such termination. A termination of employment will be considered a Separation from Service if the Employee’s services provided to the Company are reasonably expected to permanently decrease to an annual rate that is twenty percent (20%) or less of the services rendered, on average, during the immediately preceding three full calendar years. Furthermore, a termination of employment will not be considered a Separation from Service, if  the Employee continues to provide services to the Company in a capacity other than as an employee of the Employer at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three years.

 This Agreement shall at all times be administered in compliance with the requirements of §409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the date and year first set forth above.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

United Security Bank

By:	/s/ Kenneth L. Donahue
Its	SVP / CFO

United Security Bancshares

By:	/s/ Ronnie D. Miller
Its	Vice Chairman

EMPLOYEE

By:	/s/ Dennis R. Woods
Its	Dennis R. Woods